SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 19, 2005

(Date of report)

ONEOK, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK

(Address of principal executive offices)

74103

(Zip code)

(918) 588-7000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

We adopted our Annual Officer Incentive Plan (the AOIP) in January 2000 and previously filed a copy of it with the SEC. The AOIP provides that certain of our officers may receive cash incentive awards based on their individual performance and the performance and profitability of ONEOK, Inc. (the Company) and the performance of particular business units of the Company. The corporate and business unit criteria and individual performance criteria are established annually by the Executive Compensation Committee of our Board of Directors (the Committee). The Committee also establishes annual target awards for each officer.

The approved corporate performance criteria for the 2004 year provides that 50 percent of the performance measure under the AOIP is based on our return on invested capital (ROIC). Our actual ROIC for 2004 will be compared to the threshold, target and maximum levels set by the Committee. No incentive amount will be paid based on this performance measure if our actual ROIC for 2004 is below the threshold level set by the Committee. Also, the incentive payment based on our ROIC cannot exceed 300 percent of the target level set by the Committee, weighted at 50 percent.

The remaining 50 percent of the 2004 corporate performance measure is based on our earnings per share (EPS), exclusive of the cumulative effect of accounting changes. Our actual EPS for 2004 will be compared to the threshold and target levels set by the Committee. No incentive amount will be paid based on this performance measure if the actual EPS for 2004 is below the threshold level set by the Committee. Also, the incentive payment based on EPS cannot exceed 100 percent of the targeted payment, weighted at 50 percent.

If both the maximum ROIC and the target EPS are achieved or exceeded, then the portion of a participant's total incentive award, based on the above-described corporate performance criteria, will be 200 percent of the officer's target award. After taking into account the achievement based on these corporate performance criteria, the Committee has the authority to adjust the amount of the award, based on business unit criteria and individual performance criteria.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	January 19, 2005	By:	/s/ Jim Kneale
Jim Kneale
Executive Vice President -- Finance and Administration
and Chief Financial Officer
(Principal Financial Officer)